EXHIBIT 1

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of the 5th day of August, 2010 (the “Effective Date”), by and between DOCUMENT CAPTURE TECHNOLOGIES, INC., a Delaware corporation (“Company”), and NCR CORPORATION, a Maryland corporation (“Investor”).

W I T N E S S E T H:

WHEREAS, Company proposes to issue and sell to Investor, and Investor proposes to acquire from Company, 3,861,004 shares of Company’s common stock, par value $0.001 per share (the “Shares”), at a price per Share of $1.036, for a total purchase price of $4,000,000 (the “Purchase Price”);

NOW, THEREFORE, for and in consideration of the mutual covenants, agreements and warranties herein contained, the parties hereby agree as follows:

ARTICLE 1

DEFINITIONS AND INTERPRETATION

1.1 Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

“Affiliate” means, as to any Person, (a) any Subsidiary of such Person, and (b) any other Person which, directly or indirectly, controls, is controlled by, or is under common control with, such Person and includes, in the case of a Person other than an individual, each officer, director, general partner or member of such Person, and each Person who is the beneficial owner of 5% or more of such Person’s outstanding stock having ordinary voting power of such Person. For the purposes of this definition, “control” means the possession of the power to direct or cause the direction of management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Business” means the business of Company and its Subsidiaries, including the design, development, manufacture and sale of compact page-fed scanners and other document capture technology products and solutions to governmental agencies, corporations and other enterprises (including original equipment manufacturers, private label brands, value added resellers and small office-home office), professional practices and other consumers, for, among other things, bank note and check verification (remote capture deposit), document and information management, identification card scanners, passport security scanners, business card readers, barcode scanning and optical mark readers used in lottery terminals.

“Business Day” means any day other than a weekend day or any other day on which commercial banks in the State of New York are authorized or required to close.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations adopted thereunder.

“Common Stock” means the common stock, par value $0.001 per share, of Company.

“Company Benefit Plan” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA, including each “multiemployer plan” within the meaning of Section 3(37) of ERISA and each other stock purchase, stock option, restricted stock, severance, retention, employment, consulting, change-of-control, bonus, incentive (equity-based or otherwise), deferred compensation, welfare benefit, fringe benefit and other benefit plan, agreement, program, policy, commitment or other arrangement, whether or not subject to ERISA, in each case sponsored, maintained or contributed to, or required to be sponsored, maintained or contributed to, by Company or any of its Subsidiaries or with respect to which Company or any of its Subsidiaries has any liability.

“Company Necessary Intellectual Property” means licenses, information, materials, processes, technology, and Intellectual Property and proprietary rights necessary to conduct the Business as conducted as of the Effective Date and as proposed to be conducted as of the Effective Date.

“Company Owned Intellectual Property” means all Intellectual Property owned by Company as of the Effective Date.

“Company Option Plans” means, collectively, the Company’s 2002 Amended and Restated Stock Option Plan, 2006 Stock Option Plan, 2009 Stock Option Plan and 2010 Stock Option Plan.

“Contract” means any contract, agreement, license, note, bond, mortgage, indenture, commitment, lease or other instrument or obligation, whether written or oral.

“ERISA” means the Employment Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“GAAP” means accounting principles generally accepted in the United States of America.

“Governmental Authority” means any federal, state, local or foreign government or governmental regulatory body of any nature (including, without limitation, the SEC and any self-regulatory authority, such as Nasdaq or the New York Stock Exchange) and any of their respective subdivisions, agencies, instrumentalities, authorities, courts or tribunals, and the officials and representatives of any of them.

“Intellectual Property” means patents, patent applications, trade names, trademarks, service marks, trademark and service mark applications, domain names, copyrights, trade secrets, mask works, and any other intellectual property.

“Investor Rights Agreement” means that certain Investor Rights Agreement, of even date herewith, between Company and Investor, the form of which is attached hereto as Exhibit A.

“Law” means any federal, state, local or foreign law, ordinance, order, rule, regulation, bulletin, ruling, guideline, enforcement policy, license or permit, including both statutory and judge-made (common) law, and any order, writ, judgment, award, injunction, or decree of any court or arbitrator or any Governmental Authority of the United States of America, any state or political subdivision thereof or any foreign Governmental Authority.

“Material Adverse Effect” means a material adverse effect on the business, financial condition, operations or prospects of the business of Company and its Subsidiaries taken as a whole or on the ability of Company to timely consummate the transactions contemplated hereby, except to the extent that any such material adverse effect results or arises directly from one or more of the following: (a) changes in general United States or world economic or business conditions that do not disproportionately affect Company as compared to Company’s competitors; (b) the announcement of this Agreement or the pendency of the transactions contemplated hereby; (c) acts of terrorism, war or other military conflict, earthquake, fire, storm, flood or other acts of God; (d) any fees or expenses incurred in connection with the transactions contemplated by this Agreement; and (e) changes in applicable Laws or GAAP.

“Material Contract” means any Contract of Company or any of its Subsidiaries: (a) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated under the Securities Act) to be performed in full or in part after the date of this Agreement; (b) that constitutes a contract or commitment relating to material indebtedness of Company or its Subsidiaries for borrowed money; (c) with any customer of Company or any of its Subsidiaries (including OEM, distribution and reseller agreements) under which Company and its Subsidiaries received gross revenues in excess of $150,000 for goods and services sold during fiscal year 2009, or under which Company reasonably expects to receive gross revenues in excess of $500,000 for goods and services sold by Company or its Subsidiaries during fiscal year 2010; (d) under which Company reasonably expects to pay, or be obligated to pay, in excess of $25,000 in licensing, royalty or similar fees during fiscal year 2010; (e) with vendors and suppliers to the Business (including suppliers of parts used or incorporated in the products of Company and its Subsidiaries) under which Company and its Subsidiaries paid in excess of $100,000 during fiscal year 2009, or under which Company and its Subsidiaries reasonably expect to pay in excess of $100,000 during fiscal year 2010; (f) with Syscan Imaging Limited or any of its Affiliates (including Shenzen Syscan Tech), including any Contracts relating to the manufacture of products marketed or sold by Company and its Subsidiaries; or (g) that contains any provision that would prohibit or materially restrict the ability of Company or any of its Subsidiaries to operate in any geographical area or compete or operate in any line of business.

“Material Permits” means those Permits that are necessary to the continued conduct of the Business in all material respects.

“Option” means the option to purchase up to an additional $4,000,000 of Common Stock granted by Company to Investor under Article 4 of the Investor Rights Agreement.

“Option Shares” means the shares of Common Stock issuable upon exercise, in whole or in part, of the Option.

“Permits” means any licenses, permits, certificates, approvals, exemptions, franchises, registrations, variances, accreditations or authorizations issued by any Governmental Authority.

“Person” means any individual, corporation, partnership, joint venture, association, limited liability company, joint stock company, trust, or unincorporated association, or any Governmental Authority, officer, department, commission, board, bureau or instrumentality thereof.

“SEC” means the United States Securities and Exchange Commission.

“Securities” means, collectively, the Shares, the Option and the Option Shares.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary” means any Person of which (a) a majority of the outstanding share capital, voting securities or other equity interests are owned, directly or indirectly, by Company or (b) Company is entitled, directly or indirectly, to appoint a majority of the board of directors, board of managers or comparable body of such Person.

“Syscan” means Syscan, Inc., a California corporation and wholly-owned subsidiary of Company.

“Tax” means any foreign, federal, state, local or other income, profits, margin gross receipts, franchise, sales, use, goods and services, occupation, employment, unemployment (whether denominated an unemployment tax, compensation or insurance) property (real, personal, or intangible), business license, privilege, excise or other tax, assessment, fee or governmental charge, including amounts relating to abandoned, dormant or escheated property (and including all interest, penalties, collection fees and similar charges in relation to any of the foregoing).

1.2 Interpretation.

(a) In this Agreement, unless a clear contrary intention appears, the singular number includes the plural number and vice versa; reference to any gender includes each other gender; reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof; “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof; “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term; “or” is used in the inclusive sense of “and/or”; with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; and references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.

(b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

ARTICLE 2

PURCHASE AND SALE OF SHARES

2.1 Purchase and Sale. Upon the basis of the representations and warranties and subject to the other terms and conditions set forth herein, on the Effective Date, Company shall issue and sell to Investor, and Investor shall accept and purchase from Company, the Shares.

2.2 Closing, Payment and Delivery. The closing of the purchase and sale of the Shares (the “Closing”) will take place on the Effective Date at the offices of Womble Carlyle Sandridge & Rice, PLLC, 271 17th Street, NW, Suite 2400 Atlanta, GA 30363-1017, upon confirmation that the conditions to Company’s and Investor’s obligations to effect the Closing have been satisfied or waived. At the Closing, payment of the Purchase Price for the Shares shall be made to the Company by Federal Funds wire transfer against delivery to Investor of a certificate representing the Shares.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF COMPANY

Except as set forth in the disclosure letter delivered by Company to Investor prior to the execution of this Agreement (the “Company Disclosure Letter”), Company hereby represents and warrants to Investor as follows:

3.1 Organization. Company and each of its Subsidiaries is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, and has the necessary corporate power and authority to own its properties and conduct its business as currently conducted. Company and each of its Subsidiaries is duly qualified to do business and in good standing as a foreign corporation in each state or other jurisdiction in which it conducts business. Company has provided Investor with a complete list of each state or other jurisdiction where Company and each of its Subsidiaries is qualified to do business, which constitute all of the states and jurisdictions in which the ownership of property or the conduct of business by Company and/or its Subsidiaries requires such qualification. The operations now being conducted by Company and its Subsidiaries are not now and have never been conducted by Company or any of its Subsidiaries under any other name.

3.2 Authority. Company has all requisite power and authority to enter into, and to perform its obligations and consummate the transactions contemplated under, this Agreement and any and all agreements, documents and instruments contemplated hereby or thereby (collectively, the “Transaction Documents”). On or prior to the Effective Date, the execution and delivery of, and the performance of the transactions contemplated by, this Agreement and the other Transaction Documents have been duly authorized by all necessary corporate action on the part of the Company (including, if necessary, by a majority of the non-interested members of Company’s board of directors), and no other corporate action, proceeding or approval, including, without limitation, the vote of any holders of any outstanding class or series of capital stock of Company, is required on the part of Company to authorize, or to consummate the transactions contemplated by, this Agreement or any of the other Transaction Documents.

3.3 Enforceability. This Agreement and each other Transaction Document has been validly executed and delivered by Company and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, will constitute a valid and binding obligation of Company enforceable in accordance with its terms, subject to the effect, if any, of (a) applicable bankruptcy and other similar Laws affecting the rights of creditors generally and (b) rules of Law governing specific performance, injunctive relief and other equitable remedies.

3.4 Capitalization.

(a) As of the Effective Date, the authorized capital stock of Company consists of (i) 50,000,000 shares of authorized Common Stock, of which 19,406,270 shares are issued and outstanding, and (ii) 2,000,000 shares of preferred stock, par value $0.001 per share, which includes 60,000 shares designated as Series A Preferred Stock, of which no shares are issued and outstanding, and 30,000 shares designated as Series B Preferred Stock, of which no shares are issued and outstanding. Except as set forth in the immediately preceding sentence, no shares of capital stock or other securities of Company are issued, reserved for issuance (except as set forth in Section 3.4(b) below) or outstanding. Company has provided Investor with a true, correct and complete list of the holders of record (including each such holder’s address of record and number of shares held of record) dated as of the most recent practicable date prior to the Effective Date. All outstanding shares of Common Stock are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the certificate of incorporation or the bylaws of Company or any agreement to which Company is a party or

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by which it is bound. All outstanding shares of Common Stock have been issued in compliance with the Securities Act, other applicable Laws, including state Blue Sky laws, and any preemptive right or right of first refusal.

(b) Company has reserved 17,075,000 shares of Common Stock for issuance pursuant to the Company Option Plans, of which, on the Effective Date, 13,894,498 shares are subject to outstanding, unexercised options, 1,421,667 shares remain available for future grant and 1,758,835 shares have been issued pursuant to the exercise of options issued under the Company Option Plans (1,750,000 shares issued and 8,835 cancelled as a result of cashless exercises). Company has provided Investor with a true, complete and correct list of each outstanding option to acquire Common Stock under the Company Option Plans, and each outstanding warrant to acquire Common Stock, which list sets forth, for each such outstanding option or warrant, the name of the Company Option Plan under which it was issued (if applicable), the name of the holder thereof, the number of shares of Common Stock subject thereto, the exercise price of such option or warrant, the vesting schedule for such option or warrant, the date of expiration of such option or warrant, and whether the exercisability of such option or warrant will be accelerated by reason of the transactions contemplated by the Transaction Documents. Except for the options and warrants set forth on such list, there are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which Company is a party or by which it is bound obligating Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of Company or obligating Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other equity-based compensation awards or similar rights (whether payable in cash or otherwise) with respect to Company, nor is there a commitment to issue any such award or right. Except as contemplated hereby, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting stock of Company.

(c) Company has provided Investor with true, correct and complete capitalization tables as of the time immediately prior to the Closing and as of the time immediately following the Closing and purchase of the Shares by Investor, in each case, on both a then-outstanding and on a fully-diluted, as-converted basis.

3.5 No Registration Required; Valid Issuance.

(a) Assuming the accuracy of the representations and warranties of Investor contained in Article 4 hereof and its compliance with its agreements set forth therein, it is not necessary in connection with the offer, sale and delivery of the Shares to Investor pursuant to this Agreement or the transactions contemplated by this Agreement or any of the other Transaction Documents to register any of the Securities under the Securities Act. Neither Company nor any Affiliate of Company has directly, or through any agent, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any “security” (as defined in the Securities Act), which sale, offer, solicitation or negotiation is or will be integrated with the offer and sale of the Shares in a manner that would require the registration under the Securities Act of the Shares.

(b) The Shares, when issued, sold and delivered in accordance with the terms of this Agreement for the consideration provided for herein, will be duly and validly issued, fully paid and nonassessable, and will be issued free of any preemptive or similar rights.

(c) The Option Shares have been duly authorized and validly reserved for issuance upon exercise of the Option, and, upon exercise of the Option in accordance with the terms of the Investor Rights Agreement, will be issued free of any preemptive or similar rights. Company has reserved a sufficient number of shares of Common Stock to permit the exercise, in full, of the Option (assuming all conditions to such exercise have been satisfied). The Option Shares, when issued upon exercise of the Option in accordance with the terms of the Investor Rights Agreement, will be duly and validly issued and fully paid and nonassessable.

3.6 Subsidiaries. Other than Syscan, Company does not have and has never had any subsidiaries or affiliated companies, and does not otherwise own and has never otherwise owned any shares of capital stock or any interest in, or control, directly or indirectly, any other corporation, partnership, association, joint venture or other business entity or have any ongoing obligation to purchase any shares of capital stock or make any investment or capital contribution with respect thereto; nor is Company responsible in any way for any similar obligation with respect to any other entity. The authorized capital stock of Syscan consists of 10,000 shares of common stock, no par value per share, all issued and outstanding shares of which are owned, beneficially and of record, by Company. All outstanding shares of the capital stock of Syscan are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, their respective charter documents or any agreement of which Company or Syscan is a party or by which it is bound. All outstanding shares of capital stock of Syscan have been issued in compliance with the Securities Act, other applicable Laws, including state Blue Sky laws, and any preemptive right or right of first refusal. There are no options, warrants, rights, commitments or agreements of any character, written or oral, to which any Subsidiary is a party or by which any Subsidiary is bound obligating such Subsidiary to issue, deliver, sell, or cause to be issued, delivered, sold, any shares of the capital stock of such Subsidiary.

3.7 SEC Filings and Certain Securities Matters.

(a) Company has timely filed or furnished all forms, statements, certifications, reports and documents required to be filed with, or furnished to, the SEC pursuant to the Exchange Act since December 31, 2008 (the forms, statements, reports and documents filed or furnished with the SEC since December 31, 2008, including any exhibits and amendments thereto, the “Company SEC Documents”). Each of the Company SEC Documents, at the time of its filing or furnishing (except as and to the extent such Company SEC Document has been modified or superseded in any subsequent Company SEC Document filed with, or furnished to, the SEC prior to the date of this Agreement), complied with the applicable requirements of each of the Exchange Act and the Securities Act. As of their respective dates, except as and to the extent modified or superseded in any subsequent Company SEC Document filed or furnished with the SEC prior to the date of this Agreement, the Company SEC Documents did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. To Company’s knowledge, as of the date of this Agreement, none of the Company SEC Documents is the subject of ongoing SEC review, outstanding SEC investigation or outstanding SEC comment.

(b) Company and each of its Subsidiaries maintain disclosure controls and procedures as required by Rule 13a-15 under the Exchange Act. These disclosure controls and procedures were designed to ensure that (i) material information required to be disclosed by Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and (ii) all such information is accumulated and communicated to Company’s management as appropriate to allow timely decisions regarding disclosure and to make the certifications of the principal executive officer and principal financial officer of Company required under the Exchange Act with respect to such reports.

(c) Company and each of its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Since December 31, 2008, there has been (x) no material weakness in Company’s internal control over financial reporting (whether or not remediated) and (y) no change in Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, Company’s internal control over financial reporting.

(d) There is and has been no failure on the part of Company or any of Company’s directors or officers, in their capacities as such, to comply with any provision of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith applicable to Company or any of its directors or officers, including Section 402 related to loans and Sections 302 and 906 related to certifications.

(e) Company is not, and is not an Affiliate of, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(f) Company has not received notice from the OTC, any stock exchange, market or trading facility on which the Common Stock is or has been listed (or on which it has been quoted) to the effect that Company is not in compliance with the listing or maintenance requirements of such exchange, market or trading facility. Company is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with all such listing and maintenance requirements.

(g) There are no contracts, agreements or understandings between Company and any Person granting such Person the right to require Company to file a registration statement under the Securities Act with respect to any securities of Company.

3.8 Financial Reports.

(a) Each of the consolidated balance sheets, statements of income, changes in stockholders’ equity and cash flows of Company and its Subsidiaries included in or incorporated by reference into the Company SEC Documents (including any related notes and schedules) (collectively, the “Financial Statements”) (i) fairly presents the consolidated financial position of Company and its Subsidiaries as of the date of each such balance sheet, and the results of operations and cash flows of Company and its Subsidiaries, as the case may be, for the periods set forth in each such consolidated statement of income, changes in stockholders’ equity and cash flows (subject, in the case of unaudited statements, to the absence of notes and normal year-end audit adjustments), and (ii) has in each case been prepared (A) in accordance with GAAP consistently applied during the periods involved, except as may be noted therein or in the notes thereto, and (B) in accordance with the requirements of Regulation S-X, as promulgated by the SEC.

(b) Hein & Associates LLP, whose report on the consolidated financial statements of Company and its Subsidiaries is included in Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, are independent registered public accountants as required by the Exchange Act and by the rules of the Public Company Accounting Oversight Board.

3.9 No Undisclosed Liabilities. Other than liabilities or obligations incurred (a) in the conduct of the Business since March 31, 2010 in the ordinary course and consistent with past practice, or (b) in connection with the execution of this Agreement and the performance of the transactions contemplated hereby, Company and its Subsidiaries do not have any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in financial statements in accordance with GAAP) which is not provided for in the amounts reflected on, or reserved against, in Company’s consolidated balance sheet as of March 31, 2010 (or the notes thereto) included in the Financial Statements. Neither Company nor any of its Subsidiaries are directly or indirectly liable upon or with respect to (by discount, repurchase agreements or otherwise), or obliged in any other way to provide funds in respect of, or to guarantee or assume, any debt, obligation or dividend of any Person, except endorsements in the ordinary course of business consistent with past practice in connection with the deposit, in banks or other financial institutions, of items for collection.

3.10 Books and Records.

(a) Company has delivered to Investor (i) true, correct and complete copies of the certificates of incorporation and bylaws or comparable organizational documents of Company and each of its Subsidiaries, in each case as amended and in effect on the Effective Date, including all amendments thereto, and (ii) a true, correct and complete list of the current directors and officers of the Company and each of its Subsidiaries.

(b) The minute books of Company and each of its Subsidiaries previously made available to Investor contain true, correct and complete records of all meetings and accurately reflect all other corporate action of the stockholders and board of directors (including committees thereof) of Company and its Subsidiaries. The stock certificate books and stock transfer ledgers of Company and its Subsidiaries previously made available to Investor are true, correct and complete.

(c) The books of account and other financial records of Company and its Subsidiaries fairly and accurately provide the basis for the financial position and results of operations set forth in the Financial Statements.

3.11 No Material Adverse Effect. Since March 31, 2010, there has not occurred a Material Adverse Effect and Company and its Subsidiaries have operated their business only in the ordinary course of business consistent with past practice.

3.12 No Conflict or Default. None of the execution, delivery and performance of this Agreement and each other Transaction Document, the compliance with its and their respective provisions by Company, the issuance and sale of the Shares to Investor, the grant of the Option to Investor, or the issuance of the Option Shares will: (a) result in any violation, or the breach of, constitute a default, give rise to any right of modification, termination, cancellation or acceleration under, or result in the creation or imposition of a lien or encumbrance under any agreement, indenture, mortgage, or other instrument to which Company or any of its Subsidiaries or any of their properties or assets (whether tangible or intangible) is a party or, as the case may be, subject; (b) contravene or conflict with, or result in any violation or breach of, any Permit of Company or any of its Subsidiaries; (c) violate any applicable Laws; or (d) conflict with, or result in, the breach of any of the terms of the certificate of incorporation, bylaws, or other charter documents of Company or any of its Subsidiaries. The consummation of the transactions contemplated by this Agreement and each other Transaction Document will not require the consent of any Person with respect to the rights, licenses, franchises, leases, contracts or agreements of Company.

3.13 Required Filings and Approvals. No action, consent, approval, order, notice to, or authorization of, or registration, declaration or filing with, any Governmental Authority or other third party is required to be obtained or made by Company in connection with the execution, delivery, and performance of this Agreement or any other Transaction Document, or the consummation by Company of the transactions contemplated hereby and thereby, and the fulfillment of and compliance with the terms and conditions hereof and thereof.

3.14 Compliance with Laws and Permits.

(a) The Business has been and is being conducted in compliance in all material respects with all Laws, and Company has not received from any Governmental Authority any written or oral notice of any violation or alleged violation of any Law.

(b) The Material Permits constitute all of the licenses, permits, provider numbers, certificates, approvals, exemptions, franchises, registrations, variances, accreditations or authorizations of any Governmental Authority used or required for the operation of the Business in all material respects. The Material Permits are valid and in full force and effect and there are no pending or, to Company’s knowledge, threatened proceedings which could reasonably be expected to result in the termination, revocation, limitation or impairment of any of such Permits. No violations have been recorded in respect of any of the Material Permits. True, correct and complete copies of all Material Permits have been provided to Investor.

3.15 Legal Proceedings. There is no claim, litigation, suit, action, arbitration, proceeding, or investigation, nor has Company received notice of any claim or investigation pending or, to Company’s knowledge, threatened against, relating to, or involving Company, any of its Subsidiaries, the Business, or their assets before any Governmental Authority. To Company’s knowledge, there does not exist any reasonable ground or basis for any claim, litigation, suit, action, arbitration, proceeding, or investigation by any third party against, relating to, or involving Company, any of its Subsidiaries, the Business, or their assets before any Governmental Authority. None of Company, any of its Subsidiaries, the Business, or their assets is subject to any judgment, decree, injunction, rule, or order of any Governmental Authority or arbitration panel.

3.16 Tax Matters.

(a) Company has timely filed and delivered all Tax returns, certificates, forms, estimates and reports (collectively “Returns”) required to be filed by it and all such Returns are true, complete and correct in all material respects or necessary to sustain the tax position adopted by Company therein.

(b) Company has paid all Taxes imposed upon, or claimed to be owed by, Company or any of its Subsidiaries, or in respect of the Business or their assets, which are in any case due and payable or claimed by any taxing authority to be due and payable, except such Taxes, if any, which are being contested in good faith, through periods ending on or before the Effective Date, and there are no Tax liens on Company, any of its Subsidiaries or any of their assets. Company and its Subsidiaries have provided for any Taxes that are not yet due and payable for all taxable periods on the most recent financial statements contained in the Company SEC Documents to the extent required by GAAP or in the case of foreign entities, in accordance with generally applicable accounting principles in the relevant jurisdiction.

(c) Company has not contacted, and has not been contacted by, a Governmental Authority relating to, and has no knowledge of, any alleged Tax deficiency, audit, assessment, examination, investigation, possible assertion of nexus, voluntary disclosure, offer in compromise or similar Tax inquiry, in each case relating to Company or any of its Subsidiaries, or to the Business or their assets, which has not been fully and finally resolved prior to the Effective Date.

(d) Company has not engaged in any “reportable transaction” or similar tax shelter or income shifting measure under the Tax Laws.

(e) Neither Company nor any of its Subsidiaries is a party to any Tax sharing or similar Tax agreement (other than an agreement exclusively between or among Company and its Subsidiaries) pursuant to which it will have any obligation to make any payments on account of Taxes after the Effective Date. Neither Company nor any of its Subsidiaries has any liability as a result of being or having been, before the Effective Date, a member of an affiliated, consolidated, combined or unitary group, or as a result of a Tax sharing, Tax indemnity or Tax allocation agreement.

3.17 Intellectual Property.

(a) Company has furnished Investor with a true, correct, and complete list of all Company Owned Intellectual Property, but in the case of copyrights, only registered copyrights, and in the case of trade secrets, only material trade secrets. Company has, through ownership, license or other agreement sufficient legal rights to all Company Necessary Intellectual Property, including to conduct the Business as conducted as of the Effective Date and as proposed to be conducted as of the Effective Date without any conflict with, or infringement of, the rights of any other Person. The Company Owned Intellectual Property is owned by Company free and clear of all liens, encumbrances, or payments of any kind. Company has taken reasonably appropriate measures to protect the Company Owned Intellectual Property, any Company Necessary Intellectual Property which it is required to protect, and the confidential and proprietary nature of the same. Company has not breached any agreement or license associated with any Company Necessary Intellectual Property, and no such breach has been claimed by any Person.

(b) No product or service made, marketed, provided, or sold (or proposed to be made, marketed, provided, or sold) by Company (including, without limitation, products that include or services that relate to Company’s “G5” or “Gen 5” controller, as well as such controller itself) violates or will violate any license, or infringes or will infringe, any Intellectual Property rights of any other Person, other than any such violations or infringements that are both unknown to Company and have not had and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Company has not received any communications (whether written or oral) alleging that Company has violated or, by conducting the Business, would violate any Intellectual Property rights of any other Person.

(c) Other than commercially available non-exclusive end-user object code software license agreements, there are no outstanding options, licenses, agreements, claims, encumbrances, or shared ownership interests of any kind relating to the Company Owned Intellectual Property, nor is Company bound by or a party to any options, licenses, or agreements of any kind with respect to any Intellectual Property of any other Person.

(d) Company has obtained and possesses valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees for their use in connection with the Business. Company has not embedded any open source, copyleft, or community source code in any of its products generally available or in development, including, but not limited, to any libraries or code licensed under any General Public License, Lesser General Public License, or similar license arrangement.

(e) Each employee and consultant of Company has assigned to Company all inventions and intellectual property rights he or she may have had or owned that resulted from activities engaged in by him or her while employed by Company and related to the Business or his or her activities associated with the Business, including those related to the Business as conducted as of the Effective Date and as proposed to be conducted as of the Effective Date, and Company does not use, nor will it be necessary for Company to use, any inventions of any of Company’s employees or consultants (or Persons it currently intends to hire) made prior to their employment by Company.

3.18 Material Contracts. Company has provided to Investor a true, correct and complete copy of each Material Contract, as well as each other Contract of Company or any of its Subsidiaries that is otherwise material to Company and its Subsidiaries, taken as a whole. Each Material Contract is valid and binding on Company and each of its Subsidiaries that is a party thereto, as applicable, and in full force and effect. Company and each of its Subsidiaries has performed all obligations required to be performed by it to date under each Material Contract, except where such noncompliance would not be material to the Company and its Subsidiaries, taken as a whole. Neither Company nor any of its Subsidiaries knows of, or has received written notice of, the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a default on the part of Company or any of its Subsidiaries under any such Material Contract.

3.19 Employees; Employee Benefits.

(a) Company has provided or made available to Investor true, complete and correct copies of each material Company Benefit Plan. Each Company Benefit Plan has been maintained and administered at all times in material compliance with its terms and all applicable Laws. All contributions required by applicable Law to have been made by Company or its Subsidiaries as of the Effective Date with respect to each Company Benefit Plan in respect of current or prior plan years have been made or such contributions have been accrued in accordance with GAAP.

(b) Neither the execution and delivery by Company of this Agreement or any other Transaction Document, nor the consummation by Company of the transactions contemplated hereby and thereby (alone or in combination with any other event) would: (i) result in any payment becoming due, or increase the amount of any compensation or benefits due, to any current or former employee of Company or its Subsidiaries or with respect to any Company Benefit Plan; (ii) increase any benefits otherwise payable under any Company Benefit Plan; (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits; (iv) trigger the funding of any compensation or benefits due to any current or former employee of Company or its Subsidiaries; (v) result in any “excess parachute payment” within the meaning of Section 280G of the Code pursuant to any Company Benefit Plan or other plan or agreement as in effect on the date of this Agreement; or (vi) trigger the ability of any employee of Company to terminate his or her employment for “good reason” in connection therewith.

(c) There are no complaints, charges or claims against Company or any of its Subsidiaries pending or, to knowledge of Company, threatened that are reasonably likely to be brought or filed, with any Governmental Authority based on, arising out of, in connection with or otherwise relating to the employment or services, termination of employment of services, or failure to employ or retain any individual. Each of Company and its Subsidiaries is in compliance in all material respects with all applicable Laws relating to the employment of labor.

(d) Neither Company nor any of its Subsidiaries is a party to or bound by any union contract or collective bargaining agreement, or has experienced any strike, grievance or any arbitration proceeding, claim of unfair labor practices filed or threatened to be filed or any other material labor difficulty.

3.20 Title to Assets and Real Property. Company and its Subsidiaries have good and marketable title to all personal property owned by them that is material to the Business, in each case free and clear of all liens and encumbrances, except for such liens and encumbrances and as do not materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by Company and its Subsidiaries. Neither Company nor its Subsidiaries own, nor have they in the past owned, any real property. Any real property and facilities held under lease by Company and its Subsidiaries are held by them under valid, subsisting and enforceable leases of which Company and its Subsidiaries are in compliance and do not interfere with the use made and proposed to be made of such property and buildings by Company and its Subsidiaries. Company’s use of such property and buildings is in compliance with all applicable Laws concerning health and human safety and all zoning regulations.

3.21 Environmental, Health & Safety Compliance. Neither the conduct nor operation of the Business violates any Law or common law concerning public health and safety, environmental, worker health and safety, product safety and electronic waste takeback, and pollution or protection of the environment (“Environmental, Health, and Safety Requirements”), except for any such violation of law that has not had and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Company has not received any notice stating that the operation or condition of any real property presently leased or operated by Company or its Subsidiaries in connection with their business is in violation of any Environmental, Health, and Safety Requirements.

3.22 Reserves for Warranty and Service Obligations. Adequate reserves consistent with the claims experience of Company for expenses to be incurred by Company or its Subsidiaries (a) as a result of any express warranty or guaranty as to goods sold, leased or licensed or services provided by Company or any of its Subsidiaries prior to the Closing, or (b) for any service agreement entered into or future services sold by Company or any of its Subsidiaries prior to the Closing, are reflected on the Financial Statements.

3.23 Interested Party Transactions. Except for employment Contracts entered into in the ordinary course of business consistent with past practice or filed or incorporated by reference as an exhibit to a Company SEC Document, Company is not party to any agreement or arrangement under which it has any existing or future liabilities required to be reported by Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

3.24 Solvency. After giving effect to the consummation of the transactions contemplated by this Agreement, Company will be solvent, able to pay its indebtedness as it matures and will have capital sufficient to carry on its business and any other business in which it is about to engage. This Agreement is being executed and delivered by Company to Investor in good faith and in exchange for fair, equivalent consideration. Company does not intend to nor does management believe Company will incur debts beyond its ability to pay them as they mature. Company does not contemplate filing a petition in bankruptcy or for an arrangement or reorganization under the bankruptcy laws or any similar law of any jurisdiction now or hereafter in effect relating to Company nor does Company have any knowledge of any threatened bankruptcy or insolvency proceedings against Company.

3.25 No Shell Company. Company is not, nor at any time during the 12 months preceding the Effective Date has Company been, a “shell company,” as such term is defined in paragraph (i)(1)(i) of Rule 144 of the Securities Act or Rule 12b-2 of the Exchange Act, the effect of which would prevent Investor from selling the Securities without restriction pursuant to Rule 144.

3.26 No Disagreements with Accountants and Lawyers. There are no disagreements of any kind presently existing, or reasonably anticipated by Company to arise, between Company and the accountants and lawyers formerly or presently engaged by Company, and Company is current with respect to any fees owed to its accountants and lawyers which could affect Company’s ability to perform any of its obligations under any of the Transaction Documents.

3.27 Takeover Statutes; No Rights Agreement; No Appraisal Rights.

(a) Company and its board of directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination or other similar anti-takeover provision under Company’s certificate of incorporation or the laws of Delaware or any other jurisdiction that is, or is reasonably likely to become, applicable to Company as a result of the transactions contemplated by this Agreement.

(b) Company has not adopted a stockholder rights plan or similar arrangement relating to accumulations of beneficial ownership of Common Stock upon a change in control of Company.

(c) No stockholder of Company will, as a result of the execution and delivery by Company of this Agreement or any other Transaction Document, or the consummation by Company of the transactions contemplated hereby and thereby (alone or in combination with any other event), become entitled to exercise or assert dissenters’ rights, appraisal rights or similar rights under the Laws of any jurisdiction, including, without limitation, the Laws of the State of Delaware.

3.28 Insurance Coverage. Company maintains policies of fire, liability and other forms of insurance covering the Business and the real property, leasehold property and assets of Company and its Subsidiaries, in amounts and against such losses and risks as are, to Company’s knowledge, generally maintained for comparable businesses. Company has provided Investor with copies of certificates of insurance evidencing all such policies.

3.29 No Brokers’ Fees. Neither Company nor any Subsidiary of Company has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

3.30 Accuracy of Representations and Warranties. Company has made available to Investor all of the materials reasonably available to Company that Investor has requested for deciding whether to acquire the Shares. None of these materials, and none of the representations and warranties of Company made in this Agreement or in any of the other Transaction Documents, contains any untrue statement of a material fact, and none of the representations and warranties of Company made in this Agreement or any of the other Transaction Documents omits a material fact necessary in order to make the statements of fact made herein or therein not misleading.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF INVESTOR

Except as set forth in the disclosure letter delivered by Investor to Company prior to the execution of this Agreement (the “Investor Disclosure Letter”), Investor hereby represents and warrants to Company as follows:

4.1 Organization. Investor is duly organized, validly existing and in good standing under the Laws of the State of Maryland, and has the necessary corporate power and authority to own its properties and conduct its business as currently conducted.

4.2 Authority. Investor has all requisite power and authority to enter into, and to perform its obligations and consummate the transactions contemplated under, this Agreement and the other Transaction Documents. On or prior to the Effective Date, the execution and delivery of, and the performance of the transactions contemplated by, this Agreement and the other Transaction Documents have been duly authorized by all necessary corporate action on the part of Investor, and no other corporate action, proceeding or approval is required on the part of Investor to authorize, or to consummate the transactions contemplated by, this Agreement or any of the other Transaction Documents.

4.3 Enforceability. This Agreement and each other Transaction Document has been validly executed and delivered by Investor and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, will constitute a valid and binding obligation of Investor enforceable in accordance with its terms, subject to the effect, if any, of (a) applicable bankruptcy and other similar Laws affecting the rights of creditors generally and (b) rules of Law governing specific performance, injunctive relief and other equitable remedies.

4.4 Investment Intent. Investor is acquiring the Shares as principal for its own account for investment purposes only and not with a view to or for distributing or reselling the Shares; provided, however, that nothing contained herein shall be deemed a representation or warranty by Investor to hold the Shares for any period of time. Investor is acquiring the Shares hereunder in the ordinary course of its business. Investor does not have any agreement or understanding, directly or indirectly, with any Person to sell the Shares.

4.5 Accredited Investor Status. Investor is an “accredited investor” as defined in Rule 501(a) under the Securities Act.

4.6 Investment Experience. Investor has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Shares, and has so evaluated the merits and risks of such investment.

4.7 Ability to Bear Risk of Investment. Investor is able to bear the economic risk of an investment in the Shares and, at the present time, is able to afford a complete loss of such investment.

4.8 Access to Information. Investor acknowledges that it has been afforded: (a) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of Company concerning the terms and conditions of the offer and sale of the Shares and the merits and risks of investing in the Shares; (b) access to information about Company and its financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and (c) the opportunity to obtain such additional information which Company possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment. Neither such inquiries nor any other investigation conducted by or on behalf of Investor or its representatives or counsel shall modify, amend or affect Investor’s right to rely on the truth, accuracy and completeness of Company’s representations and warranties contained in the Transaction Documents.

4.9 No General Solicitation. Investor is not purchasing the Shares as a result of or subsequent to any advertisement, article, notice or other communication regarding the Shares published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

4.10 Reliance. Investor understands and acknowledges that (a) the Shares are being offered and sold to it without registration under the Securities Act in a private placement that is exempt from the registration provisions of the Securities Act and (b) the availability of such exemption depends in part on, and Company will rely upon the accuracy and truthfulness of, the foregoing representations and Investor hereby consents to such reliance.

4.11 No Brokers’ Fees. Investor has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

4.12 No Other Representations or Warranties. Company acknowledges and agrees that Investor makes no representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in this Article 4.

ARTICLE 5

OTHER AGREEMENTS OF THE PARTIES

5.1 Transfer Restrictions. The Shares may only be disposed of pursuant to an effective registration statement under the Securities Act, to an Affiliate, to Company or pursuant to an available exemption from or in a transaction not subject to the registration requirements of the Securities Act, and in compliance with any applicable federal and state securities Laws. Until such time as the Shares can be freely transferred in a public sale without registration under the Securities Act, in connection with any transfer of any such securities, other than pursuant to an effective registration statement, to an Affiliate or to Company, an opinion of counsel will be required to the effect that such transfer does not require registration of such transferred securities under the Securities Act. Any such transferee shall agree in writing to be bound by the terms of this Agreement and shall have the rights of Investor under this Agreement and the other Transaction Documents.

5.2 Reservation of Shares. Company shall at all times maintain a reserve of shares of Common Stock sufficient to permit the exercise, in full, of the Option. If on any date Company would be, if a notice of exercise were to be delivered on such date in connection with the Option, precluded from issuing the number of Option Shares, as applicable, as would then be issuable upon the exercise in full of the Option (the “Current Required Minimum”), due to the unavailability of a sufficient number of authorized but unissued or reserved shares of Common Stock, then the board of directors of Company shall promptly prepare and mail to the stockholders of Company proxy materials requesting authorization to amend Company’s certificate of incorporation to increase the number of shares of Common Stock which Company is authorized to issue to at least such number of shares as reasonably requested by Investor in order to provide for such number of authorized and unissued shares of Common Stock to enable Company to comply with its issuance and reservation of shares obligations as set forth in this Agreement and the Investor Rights Agreement (it being understood that the sum of (a) the number of shares of Common Stock then outstanding plus all shares of Common Stock issuable upon exercise of all outstanding options, warrants and convertible instruments, and (b) the Current Required Minimum, shall be a reasonable number for these purposes). In connection therewith, the board of directors of Company shall (x) adopt proper resolutions authorizing such increase, (y) recommend to and otherwise use its best efforts to promptly and duly obtain stockholder approval to carry out such resolutions (and hold a special meeting of the stockholders no later than the earlier to occur of the 60th day after delivery of the proxy materials relating to such meeting and the 90th day after request by Investor to issue the number of Option Shares, as applicable, in accordance with the terms hereof) and (z) within five Business Days of obtaining such stockholder authorization, file an appropriate amendment to Company’s certificate of incorporation to evidence such increase.

5.3 Exercise Procedures. The form of Notice of Exercise included in the Investor Rights Agreement sets forth the totality of the procedures required of Investor in order to exercise the Option (assuming, as applicable, that the conditions for exercise of the Option, as set forth in the Investor Rights Agreement, have been satisfied). No additional legal opinion, other information or instructions shall be required of Investor to exercise the Option. Company shall honor the exercise of the Option, and shall deliver the Option Shares, in accordance with the terms, conditions and time periods set forth in the Transaction Documents.

5.4 Certain Securities Law Disclosures; Publicity.

(a) Company shall file with the SEC a Current Report on Form 8-K disclosing the transactions contemplated hereby within four Business Days after the Closing Date, and timely file with the SEC a Form D promulgated under the Securities Act. Company shall, no less than two Business Days prior to the filing of any such disclosure, provide a copy thereof to Investor for its review and comment.

(b) Company and Investor shall consult with each other in issuing any press releases or otherwise making public statements with respect to the transactions contemplated hereby and neither party shall issue any such press release or otherwise make any such public statement without the prior written consent of the other, except if such disclosure is required by Law or stock market or trading facility regulation, in which such case the disclosing party shall promptly provide the other party with prior notice of such public statement and an opportunity to review and comment thereon.

5.5 Use of Proceeds. Company may use the net proceeds from the sale of the Shares hereunder to support the Company’s operations and the marketing and promotion of its products, for product tooling and engineering, research and development and strategic investments and transactions, and to otherwise fund working capital for the Company’s operations, and shall not be used for any other purposes.

5.6 No Integration. Company shall not, and shall use its best efforts to ensure that, no Affiliate of Company shall, sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that would be integrated with the offer or sale of the Shares in a manner that would require the registration under the Securities Act of the sale of the Shares to Investor.

5.7 Shareholder Rights Plan. No claim will be made or enforced by Company or any other Person that Investor is an “acquiring person” under any shareholders rights plan or similar plan or arrangement hereafter adopted by Company, or that Investor could be deemed to trigger the provisions of any such plan or arrangement, by virtue of receiving any of the Securities under the Transaction Documents.

5.8 Board Membership. As of the Closing, Company shall increase the size of its board of directors to enable it to appoint one additional member of such board of directors in accordance with the terms of the Voting Agreement.

5.9 Amendment to Strategic Supplier Master Procurement Agreement. Company and Investor shall negotiate in good faith to cause their existing Strategic Supplier Master Procurement Agreement to be amended, which amendment shall be in form reasonably satisfactory to each of Company and Investor (the “Amendment”).

5.10 Affiliate and Related Party Transactions. Until such date as Investor no longer holds at least 5% of the Shares acquired by Investor on the date hereof, except for (a) employment Contracts, (b) grants or issuances of shares of Common Stock or options, warrants or rights therefor to employees, officers or directors pursuant to incentive agreements, stock purchase or stock option plans, stock bonuses or stock awards that are approved by the Company board of directors, and (c) Contracts with Shenzhen Syscan Technology (or its successor) for the development, production, manufacture and shipment of products, in each case entered into in the ordinary course of business consistent with past practice, Company shall not, without the prior written consent of Investor, enter into any agreement or arrangement with any Affiliate of Company, any director or executive officer of Company, or that would otherwise be required to be reported by Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

5.11 Expenses. Except as otherwise set forth in this Agreement or the other Transaction Documents, the parties hereto shall pay all of their own expenses relating to the transactions contemplated by this Agreement, including, the fees and expenses of their own agents, representatives, financial consultants, accountants and counsel.

5.12 Further Assurances. Company and Investor agree to cooperate reasonably with each other and with their respective authorized representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement and the other Transaction Documents, and shall: (a) furnish upon request to each other such further information; (b) execute and deliver to each other such other documents; and (c) do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the other Transaction Documents, and the transactions contemplated hereby and thereby.

5.13 Additional Debt; Share Issuances. Company hereby agrees that, during the twelve month period beginning on the Effective Date, it shall not, as long as Investor holds at least 5% of the Shares acquired by Investor on the Effective Date:

(a) amend, modify or otherwise change any of the terms, covenants or other provisions of that certain Loan and Security Agreement, dated as of September 2, 2009, by and between Bridge Bank and Company, as amended as of March 10, 2010 (as further amended and restated the “Loan Agreement”) in such a manner as would cause such terms, covenants or other provisions to be materially different from those set forth in the Loan Agreement as of the Effective Date;

(b) increase, or cause to be increased, the total principal amount available to Company under the Loan Agreement (as such may be renewed, extended, refinanced, amended, restated, supplemented or modified) to an amount greater than $2,000,000; or

(c) issue, grant or sell any shares of capital stock, or any warrants, options or other rights to purchase or acquire shares of capital stock, or any securities convertible into shares of capital stock, other than: (i) shares of Common Stock (or options, warrants or rights therefor) granted or issued hereafter to employees, officers, directors, contractors, consultants or advisers to, Company or any subsidiary pursuant to incentive agreements, stock purchase or stock option plans, stock bonuses or awards, warrants, contracts or other arrangements that are approved by the Company board of directors; (ii) shares of Common Stock (or options, warrants or rights therefor) issued or issuable to parties that are providing Company with equipment leases, real property leases, loans, credit lines or similar transactions, under arrangements, in each case, approved by the Company board of directors; (iii) shares of capital stock issued pursuant to the acquisition of another corporation or entity by Company pursuant to a consolidation, merger, purchase of all or substantially all of the assets, or other reorganization in which Company acquires, in a single transaction or series of related transactions, all or substantially all of the assets of such other corporation or entity or more than 50% of the voting power of such other corporation or entity or more than 50% of the equity ownership of such other entity; provided that such transaction or series of transactions has been approved by the Company board of directors; and provided, further, that such other corporation or entity is not an Affiliate of Company or “controlled” (as such term is used in the definition of “Affiliate” herein) directly or indirectly by one or more officers, directors or employees of Company; (iv) shares of Common Stock issuable upon exercise of any options, warrants or rights to purchase any securities of Company outstanding as of the date hereof; or (v) shares of capital stock (or options, warrants or rights therefor) issued by reason of a stock split or subdivision or capital reorganization.

ARTICLE 6

CONDITIONS TO CLOSING

6.1 Conditions of Investor’s Obligations. The obligations of Investor hereunder, including the obligation to effect payment of the Purchase Price for the Shares, are subject to the satisfaction or waiver in writing (where permissible) of the following conditions:

(a) The representations and warranties of Company set forth in this Agreement shall be true and correct as of the Effective Date of this Agreement and Company shall have performed all obligations required to be performed by it under this Agreement prior to the Closing.

(b) Investor shall have received an executed certificate of the Secretary of Company as to (i) the approval of the execution and delivery of this Agreement, the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, (ii) the corporate status of Company, and (iii) the incumbency and true signatures of the officers of Company who executed this Agreement or will execute any other Transaction Document contemplated hereby on behalf of Company.

(c) Investor shall have received (i) a copy, certified by the Secretary of State of the State of Delaware on the Effective Date, of the Certificate of Incorporation of Company and all amendments thereto, and (ii) a certificate, dated the Effective Date, of the Secretary of State of the State of Delaware regarding Company’s corporate status.

(d) All registrations, filings, applications, notices, transfers, consents, approvals, orders, qualifications and waivers necessary in order for Company to consummate the transactions contemplated by this Agreement and the other Transaction Documents, including the consent and approval of Bridge Bank, National Association, shall have been made or obtained by Company, in form and substance reasonably satisfactory to Investor and its counsel, and delivered to Investor.

(e) Investor shall have received the Investor Rights Agreement, duly executed by Company, in the form attached hereto as Exhibit A.

(f) Investor shall have received the Voting Agreement, duly executed by Company and the stockholders of Company whose names are set forth on the signature pages thereto, in the form attached hereto as Exhibit B.

(g) Investor shall have received the Amendment, duly executed by Company.

(h) Investor shall have received an opinion of Richardson & Patel, LLP, counsel for Company, addressed to Investor, and dated the Effective Date, in form and substance satisfactory to Investor.

(i) Investor shall have received written waivers, in a form reasonably satisfactory to Investor, from each officer, director or other employee of Company who is party to an agreement or other arrangement under which the transactions contemplated hereby would be deemed to constitute a “change-in-control” or would otherwise result in the acceleration or vesting of any option, warrant or other right, or the obligation of Company to make any change-in-control or related payment.

(j) Company shall have obtained all necessary permits and qualifications, if any, or secured an exemption therefrom, required by any state or country prior to the offer and sale of the Shares.

(k) On the Effective Date, the sale and issuance of the Shares, the Option and the Option Shares issuable upon exercise of the Option, shall be legally permitted by all laws and regulations to which Investor and Company are subject.

(l) Investor shall have received all other documents, instruments and certificates in connection with the transactions contemplated by this Agreement and the other Transaction Documents as Investor may reasonably request in form and substance reasonably satisfactory to Investor and its counsel.

6.2 Conditions of Company’s Obligations. The obligations of Company hereunder, including the obligation to execute and deliver the Shares, are subject to the satisfaction or waiver in writing (where permissible) of the following conditions:

(a) The representations and warranties of Investor set forth in this Agreement shall be true and correct as of the Effective Date of this Agreement and Investor shall have performed all obligations required to be performed by it under this Agreement prior to the Closing.

(b) Company shall have received the Investor Rights Agreement, duly executed by Investor, in the form attached hereto as Exhibit A.

(c) Company shall have received the Voting Agreement, duly executed by Investor, in the form attached hereto as Exhibit B.

(d) Company shall have received the Amendment, duly executed by Investor.

ARTICLE 7

INDEMNIFICATION

7.1 Indemnification. Investor (including its officers, directors, employees, affiliates, agents, successors and assigns (each, an “Indemnified Party”)) shall be indemnified, defended and held harmless by Company and its Subsidiaries for any and all liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including, without limitation, reasonable attorneys’ fees and expenses) suffered or incurred by them (hereinafter a “Loss”), arising out of or resulting from the breach of any representation, warranty, agreement or covenant made by Company contained in this Agreement or any of the other Transaction Documents.

7.2 Indemnification Procedure. The obligations and liabilities of Company under this Article 7 with respect to Losses arising from claims of any third party which are subject to the indemnification provided for in this Article 7 (“Third Party Claims”) shall be governed by and contingent upon the following additional terms and conditions: if an Indemnified Party shall receive notice of any Third Party Claim, the Indemnified Party shall give Company notice of such Third Party Claim promptly after the receipt by the Indemnified Party of such notice (which notice shall include the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises); provided, however, that the failure to provide such notice shall not release Company from any of its obligations under this Article 7 except to the extent Company is materially prejudiced by such failure and shall not relieve Company from any other obligation or liability that it may have to any Indemnified Party otherwise than under this Article 7. Upon written notice to the Indemnified Party within five days of the receipt of such notice, Company shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice; provided, however, that, if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the reasonable judgment of such counsel for the same counsel to represent both the Indemnified Party and Company, then the Indemnified Party shall be entitled to retain its or his own counsel in each jurisdiction for which the Indemnified Party reasonably determines counsel is required, at the reasonable expense of Company. In the event Company exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnified Party shall cooperate with Company in such defense and make available to Company, at Company’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by Company. Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, Company shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at Company’s expense, all such witnesses, records, materials and information in Company’s possession or under Company’s control relating thereto as is reasonably required by the Indemnified Party. No such Third Party Claim may be settled by Company on behalf of the Indemnified Party without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld); provided, however, in the event that the Indemnified Party does not consent to any such settlement that would provide it with a full release from indemnified Losses and would not require it to take, or refrain from taking, any action, Company’s liability for indemnification shall not exceed the amount of such proposed settlement. The Indemnified Party will refrain from any act or omission that is inconsistent with the position taken by Company in the defense of a Third Party Claim unless the Indemnified Party determines that such act or omission is reasonably necessary to protect its own interest.

ARTICLE 8

DISPUTE RESOLUTION

8.1 Arbitration. In the event of a dispute arising out of or relating to this Agreement, the relationships created by it, or the transactions occurring under it, the parties shall attempt in good faith to resolve such disputes promptly by negotiation. A party may give the other party or party written notice that a dispute exists (a “Notice of Dispute”). The Notice of Dispute shall include a brief statement of such party’s position. Within 20 calendar days of the delivery of the Notice of Dispute, the parties shall meet at a mutually acceptable time and place, and thereafter if they so elect, to attempt to resolve the dispute. Key documents and other information or data on which a party relies concerning the dispute shall be furnished or made available on reasonable terms to the other party at or before the first meeting of the parties as provided by this Section 8.1. If the dispute has not been resolved by negotiation within 45 calendar days of the delivery of a Notice of Dispute, or if the parties to the dispute have failed to meet within 20 calendar days of the Notice of Dispute, then such dispute shall be resolved by arbitration in accordance with the following provisions.

8.2 Forum and Jurisdiction. The forum for the arbitration shall be the Borough of Manhattan in New York, or if the parties to the dispute so agree any other location in the federal Southern District of New York. Claims relating to Intellectual Property and claims for injunctive relief shall be brought in the state or federal courts sitting in New York, New York (i.e., Supreme Court, New York County, and the United States District Court for the Southern District of New York (the “Courts”). The parties submit to the jurisdiction of the Courts with respect to special claims and waive all claims of forum non conveniens or similar doctrines.

8.3 Governing Law. The governing law for the arbitration and matters before the Courts shall be, with respect to matters of arbitrability, the federal Law of the United States of America and with respect to matters of substantive law, the Laws of the State of New York, without reference to its conflicts of laws provisions.

8.4 Administration. The arbitration shall be administered by the American Arbitration Association (“AAA”), pursuant to its then-current Commercial Arbitration Rules (the “AAA Rules”), as modified by any other provisions that the parties may jointly agree upon in writing. There shall be a single arbitrator, mutually selected by the parties to the dispute, and if such parties are unable to agree upon an arbitrator, the AAA shall designate an arbitrator (the “Arbitrator”). The Arbitrator shall be a licensed attorney with at least 15 years of experience in corporate law matters. If a party brings a claim in a court that is required by this Article 8 to be brought in arbitration, and the other party successfully moves for an order or petition compelling arbitration, the non-prevailing party shall be obligated to pay the prevailing party’s costs and attorney fees in connection with securing such order or petition.

8.5 Decision. The decision of the Arbitrator on the merits, whether wholly or partially dispositive, shall be in writing, and shall describe in reasonable detail the legal basis for the decision and shall specify any findings of fact necessary thereto. The Arbitrator shall hear and determine, in advance of the hearing on the merits, any dispositive or partially dispositive motions for summary adjudication or for dismissal, and shall determine a date by which such motions must be filed. The Arbitrator’s decision shall be final and binding on the parties and may be entered in any court of competent jurisdiction.

8.6 Discovery. For the Arbitration, discovery by each party shall be limited to reasonable requests for production of documents up to four depositions; provided, that parties shall not be aggregated to increase the number of depositions if the parties’ interests are substantially similar. No additional discovery (e.g., interrogatories or requests for admissions) shall be permitted except by mutual written consent or as ordered by the Arbitrator upon good cause shown.

8.7 Expenses. Except as may be expressly set forth herein, each party shall bear its own costs and attorney fees occurred in connection with any dispute. In the event of arbitration, the fees and expenses of the Arbitrator shall be borne as determined by the Arbitrator, and in the absence of a determination shall be shared equally between the parties.

8.8 Remedies; Award. The Arbitrator shall be without authority to award treble, multiple, exemplary, consequential or punitive damages of any type, or other damages excluded in or in excess of limitations expressed in this Agreement, under any circumstances.

8.9 Waiver of Jury Trial. THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, ANY OF THE CONTEMPLATED TRANSACTIONS OR RELATIONSHIPS CREATED UNDER OR BY THIS AGREEMENT OR ANY OF THE OTHER TRANSACTION DOCUMENTS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS SECTION OF THIS AGREEMENT WITH ANY COURT OR OTHER TRIBUNAL AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS OR RELATIONSHIPS SHALL INSTEAD BE RESOLVED BY ARBITRATION.

ARTICLE 9

MISCELLANEOUS

9.1 Entire Agreement. The Transaction Documents, together with the Exhibits and Schedules thereto contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

9.2 Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section at or prior to 5:00 p.m. (Eastern Time) on a Business Day, (b) the Business Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Agreement later than 5:00 p.m. (Eastern Time) on any date and earlier than 11:59 p.m. (Eastern Time) on such date, (c) the Business Day following the date of mailing, if sent by nationally recognized overnight courier service, or (d) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as follows:

If to Investor, to:	NCR Corporation
3097 Satellite Boulevard
Duluth, GA 30096
Attn: General Counsel
Fax: (404) 487-8949

If to Company, to:	Document Capture Technologies, Inc.
1798 Technology Drive
Suite 178
San Jose, California 95110
Attn: Chief Executive Officer
Fax: (408) 436-9888

or such other address as may be designated in writing hereafter, in the same manner, by such Person.

9.3 Amendments; Waivers. No provision of this Agreement may be waived or amended except in a written instrument signed, in the case of an amendment, by Company and Investor or, in the case of a waiver, by the party against whom enforcement of any such waiver is sought. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.

9.4 Headings. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

9.5 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. Company may not assign this Agreement or any rights or obligations hereunder without the prior written consent of Investor. Except in connection with a transfer of any of the Shares in accordance with the terms of the Transaction Documents, Investor may not assign this Agreement or any of the rights or obligations hereunder without the consent of Company.

9.6 No Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

9.7 Governing Law. This Agreement shall be governed in all respects including its validity, construction, interpretation, breach, performance and termination by the Laws of the State of New York and any applicable federal Laws of the United States of America, without regard to conflict of laws provisions.

9.8 Survival. The representations, warranties, agreements and covenants of the Company contained herein shall survive the Closing and any investigation heretofore or hereafter conducted by or on behalf of Investor, and shall not expire.

9.9 Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature page were an original thereof.

9.10 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by Law, each party hereby waives any provision of Law that renders any such provision prohibited or unenforceable in any respect.

9.11 Specific Performance. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, Investor and Company will be entitled to specific performance of each other’s obligations under the Transaction Documents. The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agree to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

9.12 Remedies Cumulative. No right, remedy, or election given by any term of this Agreement shall be deemed exclusive, but each shall be cumulative with all other rights, remedies, and elections available at law or in equity.

9.13 No Impairment. Company will not, by amendment of its certificate of incorporation or bylaws, or through reorganization, consolidation, merger, dissolution, issue or sale of securities, sale of assets or any other voluntary action, willfully avoid or seek to avoid the observance or performance of any of the terms of this Agreement or any other Transaction Document, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of Investor under this Agreement and the other Transaction Documents against wrongful impairment. Without limiting the generality of the foregoing, Company will take all such action as may be necessary or appropriate in order that Company may duly and validly issue fully paid and nonassessable Option Shares upon the exercise of the Option.

9.14 Disclosure Letters. No exceptions to any representations or warranties disclosed in one Section of the Company Disclosure Letter or Investor Disclosure Letter, as applicable, shall constitute an exception to any other representations or warranties made in this Agreement unless: (a) the exception is disclosed in each such other applicable Section of the Disclosure Letter; (b) the exception is cross referenced in each such other applicable Section of the Disclosure Letter; or (c) the description of the fact or item disclosed in the first Section of the Disclosure Letter makes the nature and relationship of the fact or item to the other Section of the Disclosure Letter reasonably apparent. Except as provided in the first sentence of this Section 9.14, nothing in any Section of the Company Disclosure Letter or the Investor Disclosure Letter, as applicable, shall be adequate to disclose an exception to a representation or warranty made in this Agreement unless such Section of such Disclosure Letter identifies the exception with particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be adequate to disclose an exception to a representation or warranty made in this Agreement, unless the representation or warranty has to do with the existence of the document or other item itself. Any fact or item disclosed in any Section of the Company Disclosure Letter or Investor Disclosure Letter, or in any Exhibit to this Agreement, shall not by reason only of such disclosure be deemed material and shall not be employed as a point of reference in determining any standard of materiality under this Agreement.

IN WITNESS WHEREOF, the parties have executed and caused this Agreement to be executed and delivered on the date first above written.

NCR Corporation

By:	/s/ Quinn J. Coburn
	Name:	Quinn J. Coburn
	Title:	Treasurer

Document Capture Technologies, Inc.

By:	/s/ David P. Clark
	Name:	David P. Clark
	Title:	Chief Executive Officer

[Signature Page to Share Purchase Agreement]